UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 15, 2010
National Consumer Cooperative Bank
(Exact name of registrant as specified in its charter)

United States of America (12 U.S.C. section 3001 et seq.)	2-99779	52-1157795

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Pennsylvania Avenue, N.W., North Building, Suite 750 Washington, D.C.	20004

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (202) 349-7444
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Amendment of Material Agreements
On March 15, 2010, the National Consumer Cooperative Bank (“NCCB”) entered into an agreement with the Office of Thrift Supervision (“OTS”). The agreement, a Stipulation and Consent to Order to Cease and Desist and its associated regulatory order, requires the submission of strategic and other business plans for the period 2010-2011. In addition, the agreement requires that NCCB notify and obtain OTS consent prior to undertaking certain activities, including raising senior executive officer compensation, issuing dividends, or incurring additional debt. NCB Financial Corporation, a wholly-owned non-operating subsidiary of NCCB, entered into a similar consent agreement and is subject to a similar order (together with the NCCB order, the “NCCB/NCBFC Orders”) containing similar restrictions.
At the same time, NCB, FSB, which is wholly owned by NCB Financial Corporation, entered into a Supervisory Agreement with the OTS that similarly requires the submission of strategic and related plans for the 2010-2011 planning period. The NCB, FSB Supervisory Agreement requires that NCB, FSB notify and obtain OTS consent prior to undertaking certain activities, including raising senior executive officer compensation, increasing asset size, or issuing dividends. There is no regulatory order associated with the NCB, FSB Supervisory Agreement.
NCB, FSB remains “well-capitalized” for all regulatory purposes and the agreements do not require that NCCB or NCB, FSB raise outside capital or maintain a specified capital level or other financial metrics. The agreements arise from the most recent OTS examinations of NCB, FSB and NCCB, which were conducted during the summer of 2009.
Failure to comply with the agreements or associated NCCB/NCBFC Orders could result in additional action by the OTS or other regulators.
Item 9.01 Financial Statements and Exhibits
Copies of the NCCB/NCBFC Orders and the Supervisory Agreement are included as Exhibits 10.70, 10.71 and 10.72, respectively.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL CONSUMER COOPERATIVE BANK
Date: March 19, 2010	By:	/s/ Richard L. Reed
Richard L. Reed
Executive Managing Director, Chief Financial Officer